Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

JOSEPH HERNANDEZ

as Seller,

and

ORAGENICS, INC.,

as Buyer,

Dated as of May 1, 2020

ii

Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		28

4.1	Organization	28
4.2	Authority	28
4.3	No Conflict; Required Filings and Consents	28
4.4	Brokers	29
4.5	Investment Intent	29
4.6	SEC Filings	29
4.7	Legal Proceedings	30
4.8	Issuance of Share Consideration	30
4.9	Material Changes; Undisclosed Events, Liabilities or Developments	30
4.10	Sarbanes-Oxley; Internal Accounting Controls	31
4.11	Investment Company	31
4.12	Listing and Maintenance Requirements	31

Article V COVENANTS		32

5.1	Non-Competition; Non-Solicitation	32
5.2	Release of Obligations	33
5.3	Transfer of Permits	34
5.4	Intercompany Arrangements	34
5.5	Confidentiality	34
5.6	Consents and Filings; Further Assurances	35
5.7	Registration Rights	35
5.8	NYSE American Required Shareholder Approval	37
5.9	Voting	38
5.10	Listing of Common Stock	38
5.11	Form D; Blue Sky Filings	38
5.12	Board Appointment	38
5.13	Lock-Up	38

Article VI TAX MATTERS		39

6.1	Allocation of Taxes for a Straddle Period	39
6.2	Tax Returns for Pre-Closing Tax Periods and Straddle Periods	39
6.3	Other Tax Matters	40
6.4	Cooperation on Tax Matters	40
6.5	Transfer Taxes	40
6.6	Tax Contests	41

Article VII INDEMNIFICATION		41

7.1	Survival	41
7.2	Indemnification by Seller	42
7.3	Indemnification by Buyer	43
7.4	Procedures	43
7.5	Limits on Indemnification	45
7.6	Remedies Not Affected by Investigation, Disclosure or Knowledge	45
7.7	Tax Matters	46
7.8	Right of Set-off	46
7.9	Exclusive Remedy	46

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Article VIII GENERAL PROVISIONS		46

8.1	Fees and Expenses	46
8.2	Amendment and Modification	47
8.3	Waiver	47
8.4	Notices	47
8.5	Interpretation	48
8.6	Entire Agreement	48
8.7	No Third-Party Beneficiaries	48
8.8	Governing Law	48
8.9	Submission to Jurisdiction	49
8.10	Assignment; Successors	49
8.11	Enforcement	49
8.12	Currency; Payments	49
8.13	Severability	49
8.14	Waiver of Jury Trial	50
8.15	Counterparts	50
8.16	Facsimile or .pdf Signature	50
8.17	Time of Essence	50
8.18	No Presumption Against Drafting Party	50

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Warrant
Exhibit B	List of Additional Cash Consideration Warrants

Schedules

Disclosure Schedules

iv

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 1, 2020 (this “Agreement”), between Joseph Hernandez (“Seller”), an individual residing in Florida, and Oragenics, Inc., a Florida corporation (the “Buyer”).

RECITALS

A. Seller owns 100% of the issued and outstanding common stock (the “Shares”) of Noachis Terra, Inc., a Delaware corporation (the “Company”);

B. On March 23, 2020, the Company was granted a License Agreement (the “License”), effective as of March 18, 2020, by the National Institutes of Allergy and Infectious Diseases (“NIAID”), License Number (L-121-2020-0); and

C. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Stock, on the term set forth herein;

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement:

“Accounts Payable” means accounts payable, notes payable and other payables generated in connection with the business of the Company.

“Accounts Receivable” means accounts receivable, notes receivable and other receivables generated in connection with the business of the Company.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Warrant and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated.

“BARDA” means the Biomedical Advanced Research Development Authority under the Health and Human Services HS Office of the Assistant Secretary for Preparedness and Response,

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Florida.

“Buyer Common Stock” means the common stock, $0.001 par value per share, of Buyer.

“Company Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company.

“Competitive Business” means any business enterprise involved in the research, development, manufacture, distribution, and/or sale of products for SARS-CoV-2 immunization.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Fraud” means a claim for common law fraud with the intent to deceive brought against a Person based on a representation or warranty contained in this Agreement; provided, that (a) at the time of the applicable misrepresentation or omission, the Person making such misrepresentation or omission had knowledge of the inaccuracy of such misrepresentation or omission and (b) another Person acted in reliance on such misrepresentation or omission and suffered financial injury as a result of such inaccuracy.

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“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” means any material, emission, or substance that has been designated by a Governmental Authority to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials, mold, and petroleum and petroleum products or any fraction thereof.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Securities, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Securities are Transferred or affected.

“Immediate Family” means, with respect to any specified Person, any other Person who is an “immediate family member” of such first Person as defined in the general commentary to Section 303A.02(b) of the Listed Company Manual of the NYSE American.

“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount, accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments (including any note payable to a Seller or former equityholder), and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations under capitalized leases with respect to which the Company is liable, determined in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, but excluding trade payables; (iv) all liabilities with respect to any current or former employee, officer, director or equityholder of the Company that arise before or on the Closing Date, including all liabilities with respect to any Plan, all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of the current fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company with respect to the foregoing; (v) unpaid management fees; (vi) all Accounts Payable (including any accrued payables and any payments owed under the License, inclusive of any royalty payment that may be due pursuant to Section 14.7 of the License) and all other amounts payable to NIH, NIAID, any Consultant or any other third party arising or accruing on or prior to the date hereof, (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; (viii) all unpaid Pre-Closing Taxes (except those described in clause (i) of the definition of Pre-Closing Taxes); and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

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“Intellectual Property Rights” means worldwide common law and statutory rights associated with (i) patents and patent applications of any kind, (ii) copyrights, copyright registrations and copyright applications, “moral”, “economic” and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) logos, trademarks, trade names and service marks, (v) domain names and (vi) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.

“Knowledge,” with respect to a party, means the knowledge of such party, in the case of an individual, or any officer or director of such party, in the case of an entity, and, in each case, such knowledge as would be imputed to such Persons upon due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company, as applicable, or (ii) materially impairs the ability of Seller, on the one hand, or Buyer, on the other hand, as applicable, to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that, solely with respect to the foregoing clause (i), any event, change, circumstance, occurrence, effect, result or state of facts shall not be taken into account in determining if a Material Adverse Effect exists or has occurred to the extent such event, change, circumstance, occurrence, effect, result or state of facts, directly or indirectly, arises out of or is attributable to: (A) changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (B) changes, conditions or effects that affect the industries in which the Company, as appropriate, operates; (C) changes in applicable Laws or accounting rules, including GAAP, first proposed after the date hereof; (D) the public announcement of this Agreement or the transactions contemplated hereby, include losses of employees, customers, suppliers, distributors or others having relationships with the Company (provided, that this shall not limit any representation, warranty or covenant made herein); (E) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (F) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; provided, however, that, with respect to the foregoing clauses (A), (B), (C) and (F), any such event, change, occurrence, circumstance, effect condition or state of facts may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent it disproportionately impacts the business, assets, liabilities, financial condition or results of operations of the Company, as applicable, in comparison to other participants of similar size in the same industry in which the Company, as applicable, operate.

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“NIH” means the U.S. National Institutes of Health.

“Open Source” means all software and other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model. Open Source includes any software and other material that is distributed under any license listed or that is substantially similar to any license listed at http://www.opensource.org/licenses.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date.

“Pre-Closing Taxes” means, without duplication, (i) all Taxes (or the non-payment thereof) of, or imposed on, the Company for each Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period, (ii) all Taxes of any member of an affiliated group of which the Company (or any predecessor of any of the foregoing) is or was a member on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (iii) Taxes arising from the transactions contemplated by this Agreement, and (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing.

“Registered Intellectual Property Rights” means any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

“Registrable Securities” means the Share Consideration, the Warrants and the Warrant Shares (and any securities issued in exchange or upon exercise of the Share Consideration and Warrants, and any securities issued or issuable with respect to any securities described in this definition above by way of a dividend or stock split or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when (i) an Seller ceases to hold such securities, (ii) a Registration Statement covering the resale of such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective Registration Statement, (iii) such securities shall be eligible to be transferred by an Seller pursuant to Rule 144 (or any successor provision) under the Securities Act without any time or volume limitations, or (iv) such securities cease to be outstanding.

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“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or since the Company’s inception has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Share Consideration, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Trading Market from the shareholders of Buyer with respect to the transactions contemplated by the Ancillary Agreements, including approval of the exercisability of the Warrants for Buyer Common Stock as required by NYSE American rules.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock).

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, including any return, declaration, report or other statement provided or required to be provided to any Person for compliance with Code Sections 1471-1474 (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof).

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“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax receivable, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Technology” means any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, and records, (ii) inventions (whether or not patentable), discoveries, and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and Websites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer” shall mean any offer, direct or indirect sale, assignment, Encumbrance, option, pledge, hypothecation, disposition, loan or other transfer, whether directly or indirectly, or entry into any Contract with respect to any offer, sale, assignment, Encumbrance, option, right to purchase, pledge, hypothecation, disposition, loan or other transfer, whether directly or indirectly, or any public announcement of any intention to effect any of the foregoing, excluding entry into this Agreement and the consummation of the transactions contemplated hereby and thereby.

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“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, Seller or the Company or any Person that Seller or the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Seller) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; and (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by Seller or the Company in connection with the transactions contemplated hereby, including any Taxes payable in connection with any of the foregoing, and, in each of the cases above, including any fee payable in connection with the License (including any fee payable to NIAID or NIH related to the change of control of the Company).

“Transfer Agent” means Continental Stock Transfer & Trust Co, the current Transfer Agent of the Company, with a mailing address of One State Street Plaza, 30th Floor, New York, NY 10004-1561 and any successor Transfer Agent of the Company.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, including any Taxes required to be withheld with respect to any indirect share transfer.

“Warrants” means warrants to purchase Buyer Common Stock in the form attached hereto as Exhibit A, the exercisability of which will be subject to Shareholder Approval, the terms of which will provide for (a) an exercise price equal to $1.25, subject to adjustment as contained in the Warrant, (b) an exercise date commencing on the earlier of: (i) receipt of notification that BARDA is willing to fund the development program for SARS-CoV-2 vaccine, (ii) phase 1 clinical data demonstrating activity (by definition this requires evidence of SARS-COV-2 antibody appearance in blood/serum in phase 1 subjects who had tested negative for SARS-Cov-2 antibodies prior to receipt of the vaccine), or (iii) one year from the date of issuance, and (c) a five-year expiration date.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

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1.2 Table of Definitions . The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Additional Cash Consideration	2.3
Agreement	Preamble
Balance Sheet	3.7(b)
Basket	7.5(a)
Buyer	Preamble
Cash Consideration	2.1(a)
Claim Notice	7.4(a)
Closing	2.2(a)
Closing Date	2.2(a)
Code	3.11(b)
Company	Preamble
Company Group Employees	5.1(a)(ii)
Company Registered Intellectual Property Rights	3.15(a)
Company Source Code	3.15(s)
Company Unregistered Intellectual Property Rights	3.15(c)
Competitive Business	5.1(a)(i)
Confidential Information	5.5(a)
Consultants	3.12(f)
Contest	6.6(a)
Customer	5.1(a)(iii)
Direct Claim	7.4(c)
Disclosure Schedules	Article III
Disqualification Event	3.23(i)
ERISA	3.11(a)(i)
Evaluation Date	4.10
Exchange Act	4.6(a)
Financial Statements	3.7(a)
Fundamental Representations	7.1(a)(i)
General Cap	7.5(b)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Issuance Limit	5.8
License	Preamble
Losses	7.2
Material Contracts	3.18(a)
NIAID	Preamble
Permits	3.9(b)
Permitted Encumbrances	3.13(a)
Plans	3.11(a)(ii)
PTO	3.15(a)
Purchase Price	2.1
Purchase Price Allocation	6.8
Registration Statement	5.7(a)
Restricted Period	5.1(a)
SEC Documents	4.6(a)
Securities Act	4.5
Seller	Preamble
Set-off Amount	7.8
Set-off Notice	7.8
Share Consideration	2.1(c)
Shares	Preamble
Tax Consideration	6.8
Territory	5.1(a)(i)
Third Party Claim	7.4(a)
Valid Business Reason	5.7(c)
Warrant Shares	2.1(d)

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Article II
PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver the Shares to Buyer free and clear of all Encumbrances, and Buyer, in reliance on the representations, warranties and covenants of Seller contained herein, shall purchase the Shares from Seller, representing, in the aggregate, 100% of the issued and outstanding capital stock of the Company, for an aggregate purchase price (the “Purchase Price”) equal to:

(a) $1,925,000 in cash (the “Cash Consideration”), minus the Indebtedness and minus the Transaction Expenses (including any Accounts Payable and any payments owed under the License or that have accrued on or prior to the date hereof, inclusive of any royalty payment that may be due pursuant to Section 14.7 of the License);

(b) the Additional Cash Compensation;

(c) 9,200,000 shares of the Buyer Common Stock (“Share Consideration”); and

(d) a Warrant to purchase up to 9,200,000 shares of Buyer Common Stock at an exercise price of $1.25, subject to adjustment in accordance with the Warrant (the “Warrant Shares.”)

2.2 Closing.

(a) The sale and purchase of the Shares shall take place concurrently with the execution and delivery of this Agreement (the “Closing”) to be held at the offices of Shumaker, Loop & Kendrick, LLP, 101 East Kennedy Boulevard, Suite 2800, Tampa FL 33602, or at such other place or at such other time or on such other date as Seller and Buyer mutually may agree in writing. The day on which the Closing actually takes place is referred to as the “Closing Date.”

(b) At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) an instrument of assignment duly endorsed by Seller transferring and assigning the Shares to Buyer;

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(ii) the authorization, approval, order, permit or consent of all Governmental Authorities disclosed on Schedule 3.3(b) of the Disclosure Schedules, including the consent from the NIH to the transactions contemplated by this Agreement including the Company’s ownership change, in form and substance reasonably acceptable to Buyer;

(iii) a general release of all claims, as further contemplated by Section 5.2, executed by Seller, Erin Henderson, David Zarley, Gary Ascani and all Consultants;

(iv) a list of all Persons owed Indebtedness and/or Transaction Expenses;

(v) a bad actor questionnaire, in form and substance reasonably acceptable to Buyer, establishing that Seller is not subject to any Disqualification Event, duly executed by Seller; and

(vi) a properly completed and duly executed IRS Form W-9 from Seller.

(c) At the Closing, Buyer shall deliver or cause to be delivered:

(i) to Seller, the Cash Consideration, minus the Indebtedness and Transaction Expenses, by wire transfer of immediately available funds in United States dollars to the account(s) designated in writing by Seller to Buyer;

(ii) to Seller, evidence of the issuance of the Share Consideration;

(iii) to Seller, Warrants to purchase up to 9,200,000 Warrant Shares, in the aggregate;

(iv) on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 3.7(c) of the Disclosure Schedules; and

(v) on behalf of the Company, the amount payable to each Person who is owed Transaction Expenses identified on Schedule 3.7(c).

2.3 Additional Cash Consideration. Subject to Section 7.8, if any of the warrants to purchase Buyer Common Stock issued and outstanding as of the date hereof and listed in Exhibit B that provide for an exercise price of $0.75 or $0.90 per share are timely exercised, for cash, in accordance with the terms of such warrants, Buyer shall pay to Seller twenty percent (20%) of the net cash proceeds received by the Company from such exercises, promptly after the receipt of the cash exercise price related thereto, and if any of the warrants to purchase Buyer Common Stock issued and outstanding as of the date hereof and listed in Exhibit B that provide for an exercise price of $1.00 per share are timely exercised, for cash, in accordance with the terms of such warrants, Buyer shall pay to Seller forty five percent (45%) of the net cash proceeds received by the Company from such exercises, promptly after the receipt of the cash exercise price related thereto (collectively, the “Additional Cash Consideration”).

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2.4 Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) any amount from the Purchase Price otherwise payable to Seller pursuant to this Agreement that are required to be withheld therefrom or with respect thereto under the Code, Treasury Regulation or other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES Regarding THE SELLER and the company

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Qualification.

(a) The Company is (i) a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has full power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller has heretofore furnished to Buyer a complete and correct copy of the articles of incorporation and bylaws, each as amended to date, of the Company. Such articles of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws. The transfer books and minute books of the Company have been made available for inspection by Buyer prior to the date hereof and are true and complete.

3.2 Authority. Seller has full power and authority and, if Seller is a natural Person, capacity, to execute and deliver this Agreement and each of the Ancillary Agreements to which Seller is a party, to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and individual action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Seller is a party will have been, duly executed and delivered by Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Seller is be a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which a Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the articles of incorporation, bylaws or equivalent organizational documents of Seller (if applicable) or the Company;

(ii) conflict with or violate any Law applicable to Seller or the Company or by which any property or asset of Seller or the Company is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller or the Company under, or result in the creation of any Encumbrance on any property, asset or right of Seller or the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties, assets or rights are bound or affected.

(b) Except as set forth on Schedule 3.3(b) of the Disclosure Schedules, neither the Seller or the Company is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

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3.4 Shares. Seller has the sole right, authority and power to sell, assign and transfer the Shares to Buyer. Upon Buyer’s payment of the portion of the Purchase Price payable at the Closing, Buyer shall (i) acquire good, valid and marketable title to such Shares, free and clear of any Encumbrance other than Encumbrances created by Buyer, (ii) be the sole record and beneficial owner of all outstanding capital stock of the Company and (iii) be the sole shareholder of the Company.

3.5 Capitalization. The authorized capital stock of the Company consists of ten million (10,000,000) shares of Common Stock, with a par value of $0.01 per share, of which ten thousand (10,000) shares of Common Stock, constituting the Shares, are issued and outstanding, and Seller collectively owns, beneficially and of record, all of the Shares free and clear of any Encumbrance. Except for such Shares, the Company has not issued or agreed to issue any: (a) capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of any capital stock or other ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding Share is duly authorized, validly issued, fully paid and nonassessable. All of the Shares have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws. Except for rights granted to Buyer under this Agreement, there are no outstanding obligations of Seller or the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that with respect to the Company and/or Seller, relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company. No capital stock or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, articles of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. There are no voting trusts, proxies, or other agreements or understandings with respect to the equity securities of the Company. There are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, first offer, preemptive rights, co-sale rights or “drag-along” rights) of any capital stock in the Company.

3.6 Equity Interests. The Company does not own and has not owned, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person. The Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

3.7 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the balance sheet of the Company as at March 31, 2020, and the related statements of income, cash flows and changes in shareholders’ equity of the Company (collectively referred to as the “Financial Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules. The Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

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(b) Except as and to the extent adequately accrued or reserved against in the balance sheet of the Company as at March 31, 2020 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), the Company does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company.

(c) As of the date hereof, the Company does not have any Indebtedness or Transaction Expenses (including any Accounts Payable and any payments owed under the License or that have accrued on or prior to the date hereof, inclusive of any royalty payment that may be due pursuant to Section 14.7 of the License), other than as set forth in Schedule 3.7(c).

(d) The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. To the Company’s knowledge, the Company maintains proper and adequate internal accounting controls, and, as of the date of this Agreement, there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting. There has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(e) The Company does not have any Accounts Receivable. Except as set forth on Schedule 3.7(c) of the Disclosure Schedules, the Company does not have any Accounts Payable to any Person.

3.8 Reserved

3.9 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the Company has conducted its business in the ordinary course consistent with past practice in all material respects; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (c) the Company has not suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance.

3.10 Compliance with Law; Permits.

(a) The Company is and has been in compliance in all material respects with all Laws applicable to it. None of the Company or any of its executive officers has received, since the Company’s inception, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law applicable to it.

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(b) Schedule 3.9 of the Disclosure Schedules sets forth a true and complete list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). The Company is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. The Company will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, equityholder, agent or otherwise on behalf of the Company. The Permits are in full force and effect and constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.11 Litigation. There is no Action pending or, to the knowledge of the Company, threatened against the Company, or any material property or asset of the Company, or any of the officers of the Company in regard to their actions as such, nor is there any basis for any such Action. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to any Seller, the Company, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

3.12 Employee Benefit Plans.

(a) The Company does not have and has never had or maintained any (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA), (ii) bonus, commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, 401(k), severance or other benefit plans, programs or arrangements or (iii) employment, termination, change in control, severance or other similar contracts or agreements or any other Contracts between the Company and any current or former employee, officer or director of the Company, including any Contracts relating in any way to a change in control or sale of the Company or any material portion of its assets, including any Contracts providing for any severance, golden parachute benefits, change in control benefits, tax gross-ups, and/or equity acceleration or other waiver or modification of equity vesting criteria (collectively, the “Plans”).

(b) The Company does not have any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other plan, program, arrangement, agreement or contract that would fall within the definition of a Plan at its inception, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

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(c) The Company and its Affiliates are not obligated to make any payments, including under any Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

3.13 Labor and Employment Matters.

(a) The Company does not has and never had any employees and is not, and have never been, a part to any employment agreement or any other agreement that (i) restricts the Company’s right to terminate the employment of any Person or (ii) obligates the Company to pay severance to any Person upon termination of such Person’s employment. The Company is and since its inception has been in compliance in all material respects with all applicable Laws, agreements, contracts, policies, plans and programs respecting employment, including equal opportunity, affirmative action, discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meals and rest breaks, disability rights and benefits, vacation pay, sick pay, unemployment insurance, workers’ compensation, occupational safety and health, employee whistle-blowing, background checks, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.

(b) Schedule 3.12(b) of the Disclosure Schedules sets forth a true and complete list of all present and former independent contractors, consultants, interns and service providers (the “Consultants”) of the Company, and includes each Consultant’s name, engaging entity, date of commencement, scope of engagement, prior notice entitlement and rate of all regular compensation, benefits, bonus or any other compensation payable. Except as set forth on Schedule 3.12(b) of the Disclosure Schedules, all Consultants of the Company can be terminated on notice of 30 days or less to the Consultant. All former and current Consultants of the Company signed consultancy agreements, which contain provisions which state that no employer-employee relations exist between the Consultant and the Company, copies of which Seller has delivered to Buyer. All former and current Consultants (including any interns) of the Company were and are rightly classified as independent contractors and would not reasonably be expected to be reclassified by any Governmental Authority as employees of the Company, for any purpose whatsoever. According to the consultancy agreements with the Company, no Consultant is entitled to any rights under the applicable labor Laws. All current and former Consultants have received all their rights to which they are and were entitled to according to any applicable Law or Contract with the Company. The Company does not engage any personnel through manpower agencies or any employee or Consultant, whose employment or engagement requires special licenses or permits.

(c) The Company has no unsatisfied obligations of any nature to any of its former employees or Consultants, and their termination was in compliance with all material applicable Laws and Contracts.

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(d) All past and present Consultants of the Company have executed the Company’s restrictive covenants agreement substantially in the standard form of the Company as in effect from time to time and made available to Buyer. No current or former Consultant of the Company is or was engaged by the Company without a written contract or failed to execute an agreement concerning Intellectual Property Rights (including inventions), confidentiality and non-competition.

(e) There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with Consultants as a result of the announcement of the transactions contemplated by this Agreement. To the knowledge of the Company, no current Consultant or officer of the Company intends, or is expected, to terminate his or her relationship with the Company following the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) result in any material payment or benefit becoming due or payable, or required to be provided, to any Consultant, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such individual, or (C) result in the acceleration of the time of payment, vesting, exercisability or funding of any such benefit or compensation.

(f) All Consultants of the Company are legally entitled to work in the United States and, to the knowledge of the Company, all Persons engaged by the Company since its inception were at the time of their engagement, legally entitled to work in the United States.

(g) To the knowledge of the Company, no former or current Consultant of the Company is bound by any contract (other than with the Company) that restricts or limits the scope or type of work in which such Consultant may be engaged or requires such Person to transfer, assign or disclose information concerning such Consultant’s work to any Person other than the Company.

3.14 Assets.

(a) The Company has good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. None of the assets owned or leased by the Company is subject to any Encumbrance, other than (i) liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice (collectively, “Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

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3.15 Real Property.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. The Company has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company as currently conducted.

3.16 Intellectual Property.

(a) Schedule 3.15(a) of the Disclosure Schedules lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”), the applicable owner of the Company Registered Intellectual Property Rights, and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(b) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company within 100 days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired any Registered Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in Registered Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

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(c) Schedule 3.15(c) of the Disclosure Schedules lists all material unregistered trademarks and service marks owned by the Company (the “Company Unregistered Intellectual Property Rights”).

(d) All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Company, without restriction and without payment of any kind to any third party.

(e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights and Company Unregistered Intellectual Property Rights, and all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Encumbrances. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(f) To the extent that any Technology or Intellectual Property Rights have been developed or created independently or jointly by any Person other than the Company, including by any consultant or service providers for or on behalf of the Company or for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written non-disclosure and intellectual property assignment agreement with such Person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights (including moral rights) and of all claims and demands that may be associated with such Intellectual Property Rights.

(g) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii) permitted the Company’s rights in any Company Intellectual Property to enter into the public domain.

(h) Except for the Technology licensed to the Company pursuant to the in-bound licenses listed in Schedule 3.15(t) of the Disclosure Schedules and off-the-shelf computer software that is generally and commercially available, all Technology used in or necessary to the conduct of the business of the Company as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company and waived their right to sue for any moral rights that they may have in any Company Intellectual Property or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property and waived any and all claims that they may have in connection with any non-assignable Intellectual Property Rights, including any moral rights.

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(i) The Company will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are used in or necessary to the operation of the business of the Company as it currently is conducted or planned by the Company to be conducted and without infringing on the Intellectual Property Rights of any Person.

(j) None of the contracts, licenses and agreements pursuant to which the Company licenses any Technology or Intellectual Property Rights will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party within 120 days after the Closing Date.

(k) No third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been licensed to the Company.

(l) There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted or planned by the Company to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(m) The operation of the business of the Company as it has been conducted, is currently conducted and is currently contemplated by the Company to be conducted has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by the Company following the Closing in the manner currently planned to be conducted, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received notice from any Person claiming that such operation, or any act or Technology of the Company, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(n) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Company by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) the Company granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to the Company, (ii) the Company, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business, or (iii) the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(o) To the knowledge of the Company, no Person is infringing or misappropriating or, since the Company’s inception, has infringed or misappropriated, any Company Intellectual Property.

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(p) The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each current and former employee, consultant, intern, service provider and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants, interns, service providers and contractors of the Company have executed such an agreement in substantially the Company’s standard form.

(q) No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(r) No (i) publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(s) Neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code (or any proprietary or confidential information or algorithms related to the source code) owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code.

(t) The Company’s use and distribution of each component of Open Source (including incorporated Open Source) complies with all provisions of all applicable Open Source license agreements, including all notice and attribution requirements, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.

3.17 Taxes.

(a) The Company has duly and timely filed all Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. Seller has made available to Buyer correct and complete copies of all Tax Returns for all Tax periods with respect to which the statute of limitations has not expired.

(b) The Company has timely paid all Taxes, including all installments on account of Taxes for the current year, due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and has timely withheld or deducted and paid over to the appropriate Governmental Authority all Taxes that it is required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any employee, equityholder, creditor or other third party.

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(c) No Tax audits or assessments or administrative or judicial proceedings are pending or are threatened in writing with respect to the Company, and there are no matters under discussion, audit or appeal with any Governmental Authority with respect to Taxes of the Company.

(d) There are no liens, other than Permitted Encumbrances, on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(e) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claim has not been resolved. To the knowledge of the Company and Seller, the Company is not and has not been a resident for Tax purposes in any jurisdiction other than Florida, and is not and has not had, any branch, agency, permanent establishment or other taxable presence in any such jurisdiction.

(f) The Company (i) has not been a member of an affiliated group, (ii) does not have any liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise, (iii) is not party to or bound by and does not have any obligations under any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or other similar contract (other than any such contract entered into in the ordinary course and the principal purpose of which is not the allocation or sharing of Taxes), and no charge to Tax will arise to the Company as a result of the Company ceasing to be a member of any affiliated group in connection with this Agreement, and (iv) is not party to any contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any equityholder, member, manager, director, officer or other employee or contractor of the Company.

(g) The Pre-Closing Taxes of the Company (i) did not, as of the date of the Balance Sheet, exceed the accrued liability for Taxes (other than any accrued liability for deferred Taxes established solely to reflect timing differences between income for financial statement purposes and income for Tax purposes) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that accrued liability as adjusted for operations and transactions (other than the transactions contemplated by this Agreement) through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

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(i) At all times since formation until the date hereof, the Company was a validly electing C corporation for U.S. federal income tax purposes.

(j) The Company has duly and timely collected all amounts on account of any sales, use, or transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

3.18 Environmental Matters. The Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of, or liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the possession or control of the Company concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession or control of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company which could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

3.19 Material Contracts. The Company is not a party to or bound by any Contract other than those set forth in Schedule 3.18 (such Contracts as are required to be set forth in Schedule 3.18 of the Disclosure Schedules being “Material Contracts”). Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date. None of the Company or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company received any claim of any such breach, violation or default. Seller has delivered or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

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3.20 Affiliate Interests and Transactions.

(a) No Related Party of a Seller or the Company: (i) owns or, since the Company’s inception, has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or its business; (ii) owns or, since the Company’s inception, has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company; (iii) has or, since the Company’s inception, has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or, since the Company’s inception, has been employed by the Company.

(b) Except for this Agreement and certain of the Ancillary Agreements, there are no Contracts by and between the Company, on the one hand, and any Related Party of a Seller or the Company, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters). Immediately subsequent to the Closing, the Company will own or have a valid lease or license to all assets, properties and rights currently used in the conduct or operation of its business.

(c) Except as set forth on Schedule 3.19(c) of the Disclosure Schedules, there are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, and does not have any liability or other obligation of any nature to, any Related Party of a Seller or the Company. Since the date of the Balance Sheet, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of a Seller or the Company, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

3.21 Insurance. Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No Seller has received notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy. All material insurable risks in respect of the business and assets of the Company are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company is engaged. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

3.22 Bank Accounts, Letters of Credit and Powers of Attorney. Schedule 3.21 of the Disclosure Schedules lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 3.21 of the Disclosure Schedules.

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3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller or the Company.

3.24 Investment Representations.

(a) The Share Consideration, Warrants and, upon exercise of the Warrants, the Warrant Shares, are being obtained by Seller for its own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws (this representation and warranty not limiting Seller’s right to sell any securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Seller is fully capable of understanding and evaluating the risks associated with the ownership of the Share Consideration, Warrants. Seller understands and acknowledges that the securities comprising the Share Consideration, Warrants and Warrants Shares to be received hereunder are “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from Company in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.

(b) Neither Seller nor the Company own any shares of the Buyer Common Stock immediately prior to the Closing.

(c) At the time Seller began to negotiate this Agreement it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(d) Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Share Consideration, Warrants and Warrant Shares, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Share Consideration, Warrants and Warrant Shares and, at the present time, is able to afford a complete loss of such investment.

(e) Seller acknowledges that it has had the opportunity to review the this Agreement and the Ancillary Agreements (including all exhibits and schedules thereto) and the SEC Documents and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the offering of the Share Consideration, Warrants and Warrant Shares and the merits and risks of investing in the Share Consideration, Warrants and Warrant Shares; (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Seller acknowledges and agrees that neither Buyer nor any Affiliate of Buyer has provided Seller with any information or advice with respect to the Share Consideration, Warrants and Warrant Shares nor is such information or advice necessary or desired. Neither Buyer nor any of its Affiliates has made or makes any representation as to Buyer or the quality of the securities constituting the Share Consideration, Warrants and Warrant Shares.

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(f) Other than consummating the transactions contemplated hereunder, Seller has not, nor has any Person acting on behalf of or pursuant to any understanding with Seller, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of Buyer during the period commencing as of the time that Seller first received a term sheet (written or oral) from Buyer or any other Person representing Buyer setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement or to Seller’s representatives, including its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, Seller has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

(g) Seller is not purchasing the Share Consideration, Warrants or Warrant Shares as a result of any advertisement, article, notice or other communication regarding such securities or Buyer published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of Seller, any other general solicitation or general advertisement.

(h) Seller acknowledges and agrees that neither Buyer nor its Affiliates or their respective Representatives have made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement or its business or the Share Consideration, Warrants or Warrants Shares, express or implied, except those specifically contained in Article IV below, and Seller hereby represents and warrants to Buyer that Seller is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or its business or the Share Consideration, Warrants or Warrants Shares, express or implied, except those specifically contained in Article IV below. Seller further understands and acknowledges that Buyer is in possession of information about Buyer and its securities (which may include material non-public information) that may or may not be material or superior to information available to Seller, and Seller has specifically requested that it not be provided with any such information. Seller acknowledges that it is entering this Agreement and, if it exercises any Warrants, it is doing so without any reliance on Buyer. Seller and Buyer understand and acknowledge that neither party would enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to the parties in entering into this Agreement. Seller hereby waives any claim, or potential claim, it has or may have against Buyer relating to Buyer’s possession of material non-public information. Seller has independently participated in the negotiation of this Agreement and has been represented by separate counsel. In connection with Seller’s entry into this Agreement, neither Buyer nor its counsel is advising Seller on any aspects of law, including compliance with Sections 13 and 16 under the Exchange Act or Section 5 of the Securities Act and the exemptions thereunder.

(i) Neither the Company nor Seller is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”).

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly executed and delivered by Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of Buyer;

(ii) conflict with or violate any Law applicable to Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, are not expected to have a Material Adverse Effect on Buyer.

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(b) Other than with regard to obtaining Shareholder Approval and the filing of Registration Statement as contemplated by this Agreement, Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

4.5 Investment Intent. Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

4.6 SEC Filings.

(a) All reports, schedules, forms, registration statements and other documents required to be filed by Buyer with the SEC pursuant to the Exchange Act since January 1, 2019, as amended prior to the date of this Agreement (together with any documents furnished during such period by Buyer to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms and other documents filed with the SEC pursuant to the Exchange Act subsequent to the date hereof, collectively, the “SEC Documents”), have been filed and complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Exchange Act applicable to such SEC Documents. The SEC Documents, when read together, do not contain and will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the SEC Documents.

(b) The financial statements of Buyer included or incorporated by reference in the SEC Documents comply, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

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(c) Buyer does not have pending before the SEC any request for confidential treatment of information.

(d) Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Buyer Common Stock under the Exchange Act nor has Buyer received any notification that the SEC is contemplating terminating such registration.

(e) As of the date hereof, Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with all listing and maintenance requirements for any trading market on which the Buyer Common Stock is listed or quoted (including the NYSE American).

4.7 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that would materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.8 Issuance of Share Consideration. The Share Consideration is, and upon exercise of the Warrant Shares when issued in accordance with the terms of the Warrants and this Agreement, the Warrant Shares will be, duly authorized and validly issued, fully paid, nonassessable and owned of record and beneficially by Seller. At the Closing, with regard to the Share Consideration, and upon exercise of the Warrants and the payment of the exercise price set forth therein, with regard to the Warrants Shares, Seller shall acquire good, valid and marketable title to the Share Consideration and Warrant Shares, as applicable, free and clear of any Encumbrance other than Encumbrances created by Seller or Seller. Subject to Seller’s representations and warranties contained herein, the Share Consideration, the Warrants and the Warrant Shares will be issued in compliance with all applicable federal and state securities Laws, other than Laws imposed on Seller. Subject to restrictions provided under applicable Law and as created by or imposed by Seller, Seller will receive the Share Consideration and Warrants free of any adverse claim, assuming Seller do not have notice of any adverse claim to the Share Consideration or Warrants. The Company has reserved from its duly authorized capital stock the maximum number of shares of Buyer Common Stock issuable pursuant to this Agreement and the Warrants.

4.9 Material Changes; Undisclosed Events, Liabilities or Developments. Other than as set forth in the SEC Documents filed by the Company with the SEC, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Buyer has not altered its method of accounting and (iv) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock. The Company does not have pending before the SEC any request for confidential treatment of information.

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4.10 Sarbanes-Oxley; Internal Accounting Controls. Buyer and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Closing Date. Buyer and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Buyer and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Buyer’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of Buyer and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”) . Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of Buyer and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of Buyer and its Subsidiaries.

4.11 Investment Company. Buyer is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Buyer shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

4.12 Listing and Maintenance Requirements. The Buyer Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Buyer Common Stock under the Exchange Act nor has Buyer received any notification that the SEC is contemplating terminating such registration. Buyer has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Buyer Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such Trading Market. Buyer is. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Buyer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

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Article V
COVENANTS

5.1 Non-Competition; Non-Solicitation.

(a) For a period of five years following the Closing (the “Restricted Period”), Seller shall not, and he shall cause his Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i) (A) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, representative, advisor, promoter, associate, or investor for, (B) directly or indirectly, own, purchase, organize, or take preparatory steps for the organization of, or (C) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate himself/herself with, any business whose business, products or operations are in any respect competitive with any Competitive Business; provided, that the foregoing covenant shall cover Seller’s activities in every part of the Territory and “Territory” shall mean (x) all counties in the State of Florida; (y) all states, districts, and territories of the United States of America; and (z) all other countries of the world;

(ii) solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (B) Seller or any of their Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company, Buyer or any of their respective Affiliates for at least 12 months (provided, that such Company Group Employee is not otherwise prohibited from being employed by Seller or its Affiliates). For purposes of this Section 5.1, “Company Group Employees” means, collectively, officers, directors and employees of the Company, Buyer and their respective Affiliates and persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to the Company or Buyer;

(iii) approach or seek Business from any Customer (as hereinafter defined), refer Business from any Customer to any Person or be paid commissions based on Business sales received from any Customer by any Person other than on behalf of Buyer or any of its Affiliates. For purposes of this Section 5.1(a)(iii), the term “Customer” means any Person to which Seller, the Company, Buyer or any of the Affiliates of Seller or the Company provided products or services during the 12-month period prior to the time at which any determination shall be made that any such Person is a Customer; provided, that the foregoing shall not prohibit any referral of Business by Seller, or the Company to Buyer or its Affiliates;

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(iv) other than on behalf of Buyer or any of its Affiliates, solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the one-year period preceding the Closing Date to terminate or adversely modify any business relationship with the Company or Buyer, or not to proceed with, or enter into, any business relationship with the Company or Buyer, nor shall Seller otherwise interfere with any business relationship between the Company, Buyer, and any such franchisee, joint venture, supplier, vendor or contractor; or

(v) disparage Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b) Seller acknowledge that the covenants of Seller set forth in this Section 5.1 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 5.1 will result in irreparable injury to Buyer. Seller acknowledge that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Seller have independently consulted with their counsel and after such consultation each agrees that the covenants set forth in this Section 5.1 are reasonable and proper to protect the legitimate interest of Buyer.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.1 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.1 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement. The Restricted Period for a Seller shall be extended for a period equal to any time period that Seller is in violation of Section 5.1(a).

5.2 Release of Obligations. Each of Seller, Erin Henderson and David Zarley, on or prior to the Closing, shall execute and deliver to Buyer, for the benefit of the Company and Buyer, a general release and discharge, in form and substance satisfactory to Buyer, releasing and discharging the Company and Buyer from any and all rights, claims, demands arising out, relating to, against, or in any connected with, the Company in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, including any and all obligations to pay or indemnify Seller, guarantee or secure its obligations or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing. Additionally, Seller hereby resigns from all positions held at the Company, including as an officer and director of the Company.

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5.3 Transfer of Permits. Prior to the Closing, Seller will duly and validly transfer or cause to be transferred to the Company without any consideration all Permits that are held in the name of Seller or any of their Affiliates (other than the Company) on behalf of the Company and used in connection with the business of the Company, and the representations, covenants and agreements contained herein shall apply to such Permits as if held by the Company on the date hereof.

5.4 Intercompany Arrangements. All intercompany and intracompany accounts or contracts between the Company, on the one hand, and Seller or his Affiliates (other than the Company), on the other hand, are hereby cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

5.5 Confidentiality.

(a) For a period of three years following the Closing Date, Seller shall not, and he shall cause his Affiliates and their respective Representatives not to, without the prior written consent of Buyer, use for its or their own benefit or divulge or convey to any third party other than for Buyer’s benefit to Representatives and Affiliates of Buyer, any Confidential Information; provided, however, that any Seller or its Affiliates may (X) disclose such information to their attorneys and accountants and other professional advisors who owe a duty of confidentiality to their clients or have undertaken in writing not to disclose such Confidential Information to a third party (including as required to enforce Seller’s rights under this Agreement or the Ancillary Agreements) and (y) furnish such portion (and only such portion) of the Confidential Information as Seller or such Affiliate reasonably determines it is legally obligated to disclose pursuant to applicable Law if: (i) Seller receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request or applicable Law, Seller notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request so that Buyer may seek, at its sole cost and expense, a protective order or other remedy to limit such disclosure; and (iii) Seller exercises its commercially reasonable efforts to cooperate and provide reasonable assistance, at Buyer’s sole cost and expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section).

(b) Effective as of the Closing, Seller hereby assigns to Buyer all of Seller’s right, title and interest in and to any confidentiality agreements entered into by Seller (or their Affiliates or Representatives) and each Person (other than Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company or its Affiliates. From and after the Closing, Seller will take all actions reasonably requested by Buyer in order to assist in enforcing the rights so assigned. Seller shall use their commercially reasonable efforts to cause any such Person to return to the Company any documents, files, data or other materials constituting Confidential Information that were provided to such Person in connection with the consideration of any such business combination.

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(c) Seller shall not issue any such press releases nor otherwise make any public statement regarding this Agreement or the transactions contemplated hereby without the prior consent of Buyer.

5.6 Consents and Filings; Further Assurances.

(a) Seller and Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company any right or benefit under any lease, license, commitment or other Contract to which the Company is a party is not obtained prior to the Closing, Seller will, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(b) From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Notwithstanding anything herein to the contrary, Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of Buyer, the Company or any of their respective Affiliates, (B) limit Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or businesses or any of Buyer’s or its Affiliates’ other assets or businesses or (C) limit Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares.

5.7 Registration Rights.

(a) As soon as practicable after the Closing Date and, in any event (subject to Seller’s reasonable opportunity to review and comment), within thirty (30) days after the Closing Date (but after Seller has had a reasonable opportunity to review and comment on such Forms S-3), unless otherwise agreed between Buyer and Seller, Buyer shall file a registration statement on Form S-1 or Form S-3 or such other form under the Securities Act then available to Buyer (each, a “Registration Statement”) with respect to the resale of the Registrable Securities. Buyer shall use reasonable best efforts to ensure that each such Registration Statement is declared effective under the Securities Act within ninety (90) days thereafter and promptly notify Seller that such Registration Statement has been declared effective. After effectiveness of each Registration Statement, Buyer shall use reasonable best efforts to prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement, such supplements to the prospectus in such Registration Statement, and such replacement registration statements on Registration Statement, as may be reasonably requested by Seller or as may be required by the rules, regulations or instructions applicable to Registration Statement or by the Securities Act or rules and regulations thereunder to keep such Registration Statement effective for the resale of the Registrable Securities until all Registrable Securities registered thereunder have ceased to be Registrable Securities.

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(b) In connection with each Registration Statement, Buyer shall (i) pay all costs and expenses in connection with such registration including all registration and filing fees, expenses of any audits incident to or required by any such registration, fees and expenses of complying with securities and “blue sky” laws, printing expenses and fees and expenses of Buyer’s counsel and accountants and Financial Industry Regulatory Authority, Inc. filing fees (if any) (other than underwriting discounts and commissions and the costs of any counsel of a Seller), (ii) use reasonable best efforts to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act in connection with resales of the Registrable Securities, (iii) furnish to Seller such numbers of copies of a prospectus and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) conforming to the requirements of the Securities Act, and such other documents as Seller may reasonably request in order to facilitate the disposition of the Registrable Securities, (iv) notify Seller (A) of any request by the SEC that Buyer amend or supplement such registration statement or prospectus or the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose (and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued), or (B) to cease distribution of the prospectus if the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, and, as soon as reasonably practicable, file with the SEC and furnish to Seller, a supplement or amendment to such prospectus such that such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, (v) take such further action as reasonably requested from time to time by Seller, to the extent required to enable Seller to sell the Registrable Securities under each Registration Statement or pursuant to an exemption provided under the Securities Act (including using its reasonable efforts to (X) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such U.S. state jurisdictions as Seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable Seller to consummate the disposition in such U.S. state jurisdictions of the Registrable Securities; provided, that Buyer shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5.7(b), and (Y) cooperate with Seller to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of shares of Common Stock and registered in the names of Seller; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System); provided, further, that Seller shall deliver to Buyer such officer certificates and opinions of counsel supporting the removal of any restrictive legends as Buyer shall reasonably request, and (vi) indemnify and hold harmless Seller, each underwriter, broker or any other Person acting on behalf of Seller and each other Person, if any, who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the fullest extent permitted by Law, from and against any and all Losses to which any of the foregoing Persons may become subject under the Securities Act or otherwise caused by, arising from or relating to any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, contained in any such registration statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto relating to the Registrable Securities, except in each case insofar as such Losses are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to Buyer by Seller expressly for use therein (provided, that the provisions set forth in Section 7.4 shall apply to any indemnification under this Section 5.7(b) mutatis mutandis).

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(c) If, in the judgment of outside counsel to Buyer, the filing, initial effectiveness or continued use of a Registration Statement would require disclosure of information not otherwise then required by Law to be publicly disclosed and, in the good faith judgment of the board of directors of Buyer, such disclosure is reasonably likely to adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving Buyer or otherwise have a material adverse effect on Buyer (a “Valid Business Reason”), Buyer may postpone or withdraw a filing of such Registration Statement, or delay use of an effective Registration Statement until such Valid Business Reason no longer exists, but in no event shall Buyer avail itself of such right for more than 45 consecutive days at any one time or 90 days, in the aggregate, in any period of 365 consecutive days; and Buyer shall give notice to Seller of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. In the event Buyer exercises its rights under the preceding sentence, Seller agree to suspend, immediately upon receipt of the notice referred to above by Seller, its use of the prospectus relating to such Registration Statement in connection with any sale or offer to sell Registrable Securities.

5.8 NYSE American Required Shareholder Approval. Buyer shall take all action necessary to obtain the Shareholder Approval that is required by the NYSE American rules in order to permit Seller to exercise its Warrants for Buyer Common Stock as soon as practicable in accordance with the Warrants, which NYSE American required Shareholder Approval shall be obtained no later than one twenty days (120) after the Closing Date. Seller covenants that until such time as the NYSE American required Shareholder Approval is obtained, Seller shall not exercise its Warrants for Buyer Common Stock. Notwithstanding anything contained in this Agreement to the contrary, unless and until the Shareholder Approval is obtained, in no event shall Buyer be required to issue an aggregate number of shares of the Buyer Common Stock pursuant to this Agreement (including upon exercise of the Warrants) in excess of 19.99% of the shares of the Buyer Common Stock as of the date hereof (the “Issuance Limit”).

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5.9 Voting. Seller shall vote all of the shares comprising the Share Consideration in favor of any proposals presented to the shareholders of Seller to approve the exercise of the Warrant for Buyer Common Stock as required by the Trading Market; provided however, that Seller acknowledges and agrees that any subsequent vote by Seller with respect to the Share Consideration received at Closing shall be disregarded and not counted by the Company for purposes of determining whether the Shareholder Approval referenced in Section 5.8 has been obtained. This Agreement is given in consideration of, and as a condition to enter into this Agreement and is not revocable by Seller.

5.10 Listing of Common Stock. Buyer hereby agrees to use best efforts to maintain the listing or quotation of the Buyer Common Stock on the Trading Market on which it is currently listed, and concurrently with the Closing, Buyer shall apply to list or quote all of the Share Consideration on such Trading Market and promptly secure the listing of all of the Share Consideration on such Trading Market, and, promptly after Shareholder Approval is obtained, Buyer shall apply to list or quote all of the Warrant Shares on such Trading Market and promptly thereafter secure the listing of all of the Warrant Shares on such Trading Market. Buyer further agrees, if Buyer applies to have the Buyer Common Stock traded on any other Trading Market, it will then include in such application all of the Share Consideration and Warrant Shares, and will take such other action as is necessary to cause all of the Share Consideration and Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. Buyer will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with Buyer’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. Buyer agrees to maintain the eligibility of the Buyer Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

5.11 Form D; Blue Sky Filings. Buyer agrees to timely file a Form D with respect to the Share Consideration, Warrant and Warrant Shares as required under Regulation D and to provide a copy thereof, promptly upon request of Seller. Buyer shall take such action as Buyer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Share Consideration, Warrant and Warrant Shares for, sale to Sellers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Seller.

5.12 Board Appointment. Immediately after Closing, the Board of Directors will be expanded by one Person and the Board will appoint Kim Murphy to fill such vacancy until her successor is duly elected or until her earlier resignation, removal or death.

5.13 Lock-Up. Notwithstanding anything to the contrary, Seller shall not effect any Transfer of any Securities, directly or indirectly, or engage in any Hedging Activities until the earlier of (i) one-hundred eighty (180) days following the date hereof, (ii) the public announcement by Buyer that the Company has received funding from BARDA, NIH or any other Governmental Authority to fully fund the development program for SARS-CoV-2 vaccine, and (iii) such date, after the Registration Statement has been declared effected by the SEC, that the closing price per share of Buyer Common Stock, as reported on the Trading Market, closes above $2.50. Any Transfer or attempted Transfer in violation of this Section 5.12 shall, to the fullest extent permitted by applicable Law, be null and void ab initio. Buyer may make a notation on its records and on any certificates representing the Securities or give instructions to its Transfer Agents or other registrars for the Securities in order to implement the restrictions on Transfer set forth in this Agreement. Additionally, from and after the Closing Date, Seller shall and hereby does authorize Buyer to notify its Transfer Agent that there is a stop transfer order with respect to all Securities (and that this Agreement places limits on the transfer of the Securities). Seller further agrees to permit Buyer, from and after the Closing, not to register the transfer of any certificate representing any of the Securities unless such Transfer is made in accordance with the terms of this Agreement.

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Article VI
TAX MATTERS

6.1 Allocation of Taxes for a Straddle Period. For any Straddle Period, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (A) in the case of any gross receipts, income or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the end of the Closing Date (unless otherwise required by applicable Tax Law) and (B) in the case of any Taxes other than gross receipts, income, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

6.2 Tax Returns for Pre-Closing Tax Periods and Straddle Periods.

(a) Seller, at Seller’s sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Pre-Closing Tax Periods that have not been filed as of the Closing Date, and all such Tax Returns shall be prepared in a manner consistent with past practice with respect to the Company unless otherwise required by applicable Law or this Agreement. The Parties acknowledge that pursuant to Code Section 1501 and the Treasury Regulations promulgated thereunder, the Company’s tax year shall close on the Closing Date, and the Company will join the Buyer’s consolidated reporting group effective the day immediately after the Closing Date. Seller shall provide drafts of each such Tax Return to Buyer for Buyer’s review and comment at least 30 days prior to the due date for filing such Tax Return (including any applicable extensions), or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five days prior to the due date for filing such Tax Return. For the avoidance of doubt, any Tax Return that is normally filed on an annual basis, but that is required to be filed for a period of less than one year due to a termination or other event (e.g., a “stub” period income Tax Return of the Company for the period ending on the Closing Date) shall not be considered a Tax Return filed on a more frequent than annual basis. Before filing such Tax Return, Seller shall consider in good faith all comments made in writing by Buyer. Seller shall pay any Taxes shown to be due on all Tax Returns prepared by Seller.

(b) Buyer, at Buyer’s sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for any Straddle Period. Buyer shall provide drafts of each such material Tax Return to Seller for Seller’s review and comment at least 30 days prior to the due date for filing such Tax Return (including any applicable extensions) or, in the case of a material Tax Return filed on a more frequent than annual basis, as soon as reasonably practicable but at least five days prior to the due date for filing such Tax Return. Buyer shall consider in good faith all reasonable comments made by Seller. Seller shall pay to Buyer the amount of the Taxes with respect to the pre-Closing portion of the Straddle Period for which Seller is responsible under Section 6.1 within five days following any demand by Buyer for such payment. Buyer shall pay all Taxes of the Company (other than Pre-Closing Taxes) for Tax periods beginning after the Closing Date and the portion of the Straddle Period beginning after the Closing Date.

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6.3 Other Tax Matters. Without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Tax Law, Buyer and the Company shall not, and shall not direct any Person to, (i) make, amend, revoke or terminate any Tax election or change any accounting practice or procedure of the Company with an effect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (ii) voluntarily approach any Governmental Authority regarding any Tax or Tax Return of the Company for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, including entering into any “voluntary disclosure program” with any Governmental Authority, or (iii) consent to any extension or waiver of the limitation period applicable to any Action regarding any Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period. Subject to the foregoing and solely with respect to tax periods beginning after the Closing Date, Buyer (and, after the Closing, the Company) shall be entitled to, and shall be in full control of any decisions with respect to the Taxes or Tax-related affairs of the Company.

6.4 Cooperation on Tax Matters.

(a) Buyer and the Company, on the one hand, and Seller on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns pursuant to this Article VI and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information that are reasonably relevant to any such audit or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that Buyer and the Company shall not be required to provide Seller any affiliated group Tax Return or portion thereof (including any work papers or related documentation) of Buyer or its Affiliates (other than the Company). Buyer and the Company, on the one hand, and Seller, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date for a period of seven years and to abide by all record retention agreements entered into with any Taxing Authority; provided, that Buyer may dispose of such books and records that are offered in writing to, but not accepted by, Seller.

(b) Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed with respect to the transactions contemplated by this Agreement.

6.5 Transfer Taxes. Transfer Taxes shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer shall, and shall cause the Company and their Affiliates to, join in the execution of any such Tax Returns and other documentation.

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6.6 Tax Contests.

(a) After the Closing, each of Buyer and Seller shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim with respect to Taxes relating to the Company, of which such party has been informed in writing by any Governmental Authority, which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under this Agreement. Such notice shall contain factual information (to the extent known to Seller, Buyer, or the Company) describing the asserted liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted liability for Taxes, provided, that failure to so notify Seller shall not relieve Seller of its obligations hereunder unless and to the extent Seller is actually and materially prejudiced thereby or to the extent that Seller waives any claims or defenses. In the case of a Tax audit or administrative or judicial proceeding with respect to the Company (a “Contest”) that relates to a Pre-Closing Tax Period, Seller shall have the right, at its expense, to control the conduct of such Contest; provided, that (i) Seller shall diligently prosecute such Contest in good faith, (ii) Seller shall keep Buyer reasonably informed of the status of developments with respect to such Contest, (iii) Seller shall demonstrate to Buyer in writing Seller’s financial ability to provide full indemnification to Buyer with respect to such Contest (including the ability to post any bond required by the court or adjudicative body before which such Contest is taking place), (iv) Seller shall, subject to the limitations set forth herein, agree in writing to be fully responsible for all losses relating to such Contest, (v) Seller shall not settle, discharge, or otherwise dispose of any such Contest without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed, and (vi) Buyer, at its own expense, shall have the right to fully participate in any such Contest.

(b) Buyer shall control and shall have the right to discharge, settle, or otherwise dispose of, at its own expense, all other Contests.

(c) To the extent of any inconsistency between this Section 6.6 and any other provision of this Agreement, this Section 6.6 shall control.

Article VII
INDEMNIFICATION

7.1 Survival.

(a) The representations and warranties of Seller and Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing for a period of two years following the Closing Date; provided, however, that:

(i) the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 relating to the Shares, Section 3.5 relating to capitalization, Section 3.6 relating to equity interest, Section 3.7 relating to financial statements and undisclosed liabilities, Section 3.13 relating to assets, Section 3.18 relating to Material Contracts and Sections 3.22 and 4.4 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.7, 3.13, 3.18, 3.22, 4.1, 4.2 and 4.4 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of Fraud, shall survive indefinitely; and

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(ii) the representations and warranties set forth in Section 3.16 relating to Taxes shall survive until the end of the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b) The respective covenants and agreements of Seller and Buyer contained in this Agreement shall survive the Closing until fully performed in accordance with their terms; provided, however, that (i) the indemnification obligations set forth in this Article VIII with respect to a claim for indemnification in accordance with this Article VIII shall survive until the date such claim has been finally resolved and (ii) the covenants and agreements set forth in Article VI shall survive until the end of the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(c) None of Seller or Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless an Indemnified Party provides notice in writing of an actual or threatened claim, or of discovery of any facts or circumstances that the Indemnified Party reasonably believes may result in a claim hereunder, to the Indemnifying Party prior to the expiration of the applicable survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim. For purposes of this Section 7.1, “applicable statute of limitations” means, with respect to any particular representation, warranty, covenant or agreement, the longest limitation period that may apply (under any Law) to any claim or action (asserted or brought by any Indemnified Party against any Indemnifying Party, by any party against any Indemnifying Party or by or against any other Person) that relates in any way to such representation, warranty, covenant or agreement or that constitutes, gives rise to or relates in any way to any actual or alleged inaccuracy in or breach of such representation, warranty, covenant or agreement.

7.2 Indemnification by Seller. Seller shall save, defend, indemnify and hold harmless Buyer and its Affiliates (including the Company) and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by Seller or Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications thereto, including materiality, Material Adverse Effect or subsequent supplements or updates to the Disclosure Schedules);

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(b) any breach of any covenant or agreement by Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of the Company prior to the Closing); or

(c) any Pre-Closing Taxes.

7.3 Indemnification by Buyer. Buyer shall save, defend, indemnify and hold harmless Seller and his Affiliates and their respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or other exception set forth therein); or

(b) any breach of any covenant or agreement by Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

7.4 Procedures.

(a) A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

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(b) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 20 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of (but may still participate in) any Third Party Claim (1) with respect to Taxes (except to the extent specifically provided in Section 6.6) or (2) for equitable or injunctive relief, any claim that would impose criminal liability or damages or any claim involving a material customer or supplier of the Indemnified Party, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 7.4(b), the Indemnified Party shall have the sole right to assume the defense of (although the Indemnifying Party may still participate in) and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, subject to the Indemnifying Party’s right to control the defense thereof in accordance with this Section 7.4, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right, subject to the other provisions of this Section 7.4, to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within 20 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall, subject to the other provisions of this Article VIII, pay the amount of such liability to the Indemnified Party on demand. During such 20-day period, the Indemnified Party shall use commercially reasonable efforts to allow the Indemnifying Party reasonable access, during normal business hours and upon reasonable prior notice, to such information as may be reasonably requested by the Indemnifying Party for purposes of investigating the Direct Claim (provided, however, that failure to provide such access shall not release the Indemnifying Party from any of its obligations under this Article VIII).

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(d) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e) Subject to the other provisions of this Article VIII, including the limits on indemnification set forth in Section 7.5, the indemnification required hereunder in respect of a Third Party Claim or a Direct Claim shall be made by prompt payment by the Indemnifying Party of the amount of actual undisputed Losses in connection therewith within five Business Days after such Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII.

(f) Notwithstanding the provisions of Section 8.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

7.5 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $5,000 (the “Basket”), in which case the Indemnifying Party shall be liable for the full amount of such Losses from the first dollar thereof;

(b) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 7.2(a) or Section 7.3(a), as the case may be, shall be an amount equal to the Purchase Price (the “General Cap”); provided, that the Basket and the General Cap shall not apply to Losses arising out of, or relating to the inaccuracy or breach of, any Fundamental Representation or to any representation or warranty in the event of Fraud;

7.6 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

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7.7 Tax Matters. In the event of a conflict between the provisions of Article VI and this Article VIII, the provisions of Article VI shall control. All indemnification payments made under this Agreement shall be treated as an adjustment to the purchase price for Tax purposes, unless otherwise required by applicable Law.

7.8 Right of Set-off. Subject to the General Cap, the Basket and the other provisions of this Article VIII, Buyer shall have the right to withhold and set-off against the Additional Cash Consideration the amount of any Losses (the “Set-off Amount”) that Seller may be reasonably required to pay under Section 7.2 pursuant to any good faith claim for indemnification made by an Indemnified Party; provided, that (i) Buyer shall deliver to Seller a notice (a “Set-off Notice”) specifying in reasonable detail the nature and dollar amount of the Losses and the Set-off Amount and (ii) to the extent the claims set forth in the Set-off Notice are finally resolved in the favor of Seller (whether by mutual agreement of Buyer and Seller or by final non-appealable order of an arbitration panel or court of competent jurisdiction), Buyer shall within five Business Days thereafter pay the portion of the Set-off Amount resolved in the favor of Seller to Seller. If any amounts otherwise payable under this Agreement are so set-off, the amount of such set-off shall be treated as an adjustment to the Purchase Price once finally determined to be required to be paid to an Indemnified Party under Section 7.2.

7.9 Exclusive Remedy. Following the Closing, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII, except for (a) claims for Fraud, in any which case the parties will have all rights and remedies available under this Agreement and available under any Law or (b) actions for specific performance, injunctive relief of other equitable relief pursuant to Section 8.11. In furtherance of the foregoing, other than as set forth in this Section 7.9, following the Closing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Notwithstanding anything contained herein to the contrary, nothing in this Section 7.9 shall limit (a) claims for Fraud, in any which case the parties will have all rights and remedies available under this Agreement and available under any Law or (b) actions for specific performance, injunctive relief of other equitable relief pursuant to Section 8.11.

Article VIII
GENERAL PROVISIONS

8.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

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8.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of Buyer and Seller.

8.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Seller, to:	Joseph Hernandez

15 E. Putnam Avenue, Suite 363

Greenwich, CT 06830
E-mail: Hernandez_Joe@yahoo.com

if to Buyer, to:	Oragenics, Inc. 4902 Eisenhower Blvd., Suite 125

Tampa, FL 33634

Attention: Dr. Alan Joslyn, Chief Executive Officer and President

E-mail: ajoslyn@oragenics.com

with a copy (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard, Ste. 2800

Tampa, FL 33602
Attention: Mark Catchur
E-mail: mcatchur@shumaker.com

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8.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

8.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, representations, warranties and understandings and all prior and contemporaneous oral agreements, arrangements, communications, representations, warranties and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

8.7 No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective heirs, successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

8.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Florida.

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8.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Federal courts of the United States of America or the courts of the State of Florida, in each case located in the City of Tampa and County of Hillsborough, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Florida, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Florida as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Florida as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (a) Buyer without the prior written consent of Seller or (b) any Seller without the prior written consent of Buyer, and any such assignment without such prior written consent shall be null and void; provided, however, that Buyer may assign this Agreement to any Affiliate of Buyer without the prior consent of Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

8.12 Currency; Payments. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement. All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

8.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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8.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

8.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

8.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

8.18 No Presumption Against Drafting Party. Each of Buyer and Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

ORAGENICS, INC.

By:	/s/ Alan Joslyn
Name:	Alan Joslyn
Title:	President and Chief Executive Officer

SELLER:

By:	/s/Joseph Hernandez
Joseph Hernandez, Individually

Signature Page to Purchase Agreement

EXHIBIT A

Form of Warrant

EXHIBIT B

List Additional Cash Consideration Warrants

●	9,545,334 Series 1 Warrants with an exercise price of $0.75

●	9,583,334 Series 2 Warrants with an exercise price of $0.90

●	4,294,500 Warrants with an exercise price of $1.00